UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 3, 2010

Lenco Mobile Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53830	75-3111137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Chapala Street, Santa Barbara, California	93101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (805) 308-9199

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 3, 2010, Lenco Mobile Inc. and our wholly owned subsidiary, AdMax Media Inc. (“AdMax”), entered into an asset purchase agreement with Silverback Network, Inc. (“Silverback”) pursuant to which AdMax has agreed to sell certain of its assets used in its lead generation service business to Silverback in exchange for $2.8 million.

The assets to be sold include: (i) a call center that acquires consumer data, conducts outbound and inbound telemarketing to verify leads and matches leads to specific educational aggregators or institutions, (ii) a list management services segment that generates or purchases consumer data for educational lead verification and sells and licenses that data to list managers or other third parties, and (iii) an online lead generation segment consisting of several lead generating websites. The closing of the transaction, which is subject to the satisfaction of certain conditions that are described below, is scheduled to occur on December 31, 2010.  AdMax has agreed to take all necessary actions within five days after the closing of the asset purchase agreement to change its name to a name other than AdMax Media Inc. and permit Silverback to use the “AdMax Media” name.

At the time of closing, Silverback will pay $2,500,000 to AdMax and $125,000 to an escrow account to cover AdMax’s indemnification obligations under the asset purchase agreement, which are summarized below.  Silverback will pay the remaining $150,000, subject to the working capital adjustment as described below, to AdMax within 180 days after the closing date.

Lenco and AdMax have agreed to indemnify Silverback against any breach of representation, warranty or covenant in the asset purchase agreement, obligations of AdMax not assumed by Silverback under the asset purchase agreement, and losses relating to the ownership or operation of the business which relate to events occurring prior to the closing.   Silverback has agreed to indemnify AdMax against any breach of representation, warranty or covenant in the asset purchase agreement, obligations of AdMax assumed by Silverback, and losses relating to the ownership or operation of the business which relate to events occurring after the closing.  No indemnification under the asset purchase agreement will be required to be made until the aggregate amount of all indemnification claims exceeds $25,000.  Indemnification under the asset purchase agreement will not exceed $600,000, except in the case of breaches of certain of the representations and warranties in the asset purchase agreement.  The $125,000 paid by Silverback to the escrow account will be used to fund any indemnification claims by Silverback, and any unused portion will be paid to AdMax two years following the closing date, except to the extent of pending claims for indemnification at that time.

The purchase price is based on working capital associated with the assets sold of $700,000.  On the 120th day following the closing date, Silverback will deliver a working capital statement to AdMax that will set forth the working capital amount calculated in accordance with the asset purchase agreement.  A final working capital amount will then be determined according to the working capital statement, the agreement of AdMax and Silverback or, if necessary, a determination by an independent arbiter.  If the final working capital amount exceeds $700,000, Silverback will pay AdMax the $150,000 payment, plus the amount by which working capital exceeded $700,000.  If the final working capital amount is less than $700,000, Silverback will decrease its $150,000 payment to AdMax in a corresponding amount.

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In addition to standard conditions to closing such as the accuracy of representations and warranties and the performance of covenants under the asset purchase agreement, the closing of the sale is contingent upon a number of conditions, including: (i) Silverback’s satisfactory completion of its due diligence investigation, (ii) AdMax must have executed and delivered such assignments of the assets and other instruments of transfer and conveyance as are required to effect the transfer of the assets to Silverback, (iii) AdMax and Silverback must have performed or complied with all covenants and agreements set forth in the asset purchase agreement, (iv) AdMax will have delivered physical possession of the assets to Silverback, (v) AdMax must deliver to Silverback evidence of the discharge of any and all encumbrances on the assets, (vi) Silverback will have paid the amounts to AdMax as set forth in the asset purchase agreement, and (vii) Silverback will have offered employment to the employees associated with the lead generation service business.  If any of these conditions are not met, AdMax or Silverback will have the right to terminate the asset purchase agreement.  In addition, the parties may terminate the asset purchase agreement by mutual written consent at any time prior to the closing and either party may terminate the asset purchase agreement if the closing has not occurred on or before December 31, 2010.  As a result of these conditions and Silverback’s right to terminate the asset purchase agreement, in its own discretion, based on its due diligence review, we cannot provide assurance that Silverback will not terminate the asset purchase agreement or that we will close the transactions contemplated by the asset purchase agreement or any similar transaction.

We have agreed that for a period of three years from the closing date that we and our affiliates will not engage in the business of providing leads regarding prospective students to educational institutions in the United States or on the Internet.

Our board of directors and AdMax’s board of directors unanimously approved the asset sale to Silverback and the asset purchase agreement.

The foregoing description of the terms of the asset purchase agreement are qualified in their entirety by reference to the provisions of the asset purchase agreement, which is included as Exhibit 10.1 to this Form 8-K and incorporated by reference.

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Asset Purchase Agreement by and among Lenco Mobile Inc., AdMax Media Inc. and Silverback Network, Inc. dated December 3, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lenco Mobile Inc.

Date: December 9, 2010	By:	/s/ Thomas Banks
Thomas Banks Chief Financial Officer

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